UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2024
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Arvinas, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-38672	47-2566120
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Science Park 395 Winchester Ave. New Haven, Connecticut	06511
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 535-1456
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ARVN	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
On August 15, 2024, Arvinas Operations, Inc. (the “Company"), a wholly owned subsidiary of the Arvinas, Inc., entered into a Lease Termination Agreement with 101 College Street, LLC (the “Landlord”). Under the terms of the Lease Termination Agreement, the lease by and between the Company and the Landlord, dated May 4, 2021, as amended by First Amendment dated as of August 10, 2022 and Second Amendment dated as of December 20, 2023 (as amended, the “Terminated Lease”), for certain leased premises of approximately 163,784 rentable square feet consisting of the 4th, 5th and 6th floors and a portion of the 1st floor of a building located at and commonly known as 101 College Street, New Haven, Connecticut was terminated in full, effective as of August 15, 2024. In connection with the Lease Termination Agreement and as consideration for the Landlord’s agreement to terminate the Terminated Lease in full, the Company agreed to pay to the Landlord a one-time cash termination fee in the amount of $41.5 million.
The foregoing summary of the Lease Termination Agreement is not complete and is qualified in its entirety by reference to the full text of the Lease Termination Agreement, a copy of which Arvinas, Inc. expects to file with the U.S. Securities and Exchange Commission as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2024.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARVINAS, INC.

Date: August 20, 2024	By:	/s/ Andrew Saik
Andrew Saik Chief Financial Officer